Consulting Agreement

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of July 30, 2013 (the “Effective Date”), by and between EYEKON E.R.D LTD., a Israeli Corporation (the “Company”) and Ram Shaffir (the “Consultant”) through which the Consultant’s services to the Company will be rendered.

RECITALS

WHEREAS, the Company desires the expertise the Consultant can provide in connection with the business of the Company and in connection with certain technoogical areas; and

WHEREAS, the Consultant has agreed to provide his services to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

AGREEMENTS

1. Engagement, Period of Engagement.

(a) The Company offers to engage the Consultant, and the Consultant hereby accepts such engagement, to provide to the Company as a consultant those services described in Section 2 (the “Engagement”) for the period commencing on the Effective Date and ending on the one (1)-year anniversary of the Effective Date (such period, and any then-current extension thereof as provided in the immediately succeeding sentence, (the “Period of Engagement”). The Period of Engagement will automatically extend for subsequent 12-month periods on each subsequent anniversary of the Effective Date unless either party provides written notice to the other not less than sixty (60) days prior to such anniversary of the Effective Date.

(b) Notwithstanding anything contained herein to the contrary, the Period of Engagement shall end upon any termination of this Agreement pursuant to Section 5.

2. Services. During the Period of Engagement, the Consultant shall provide the following services to the Company (the “Services”) on a part-time basis, comprising three (3) business day per week:

(a) Serving in the capacity as the Chief Technology Officer of the Company and the Company’s parent corporation, GlassesOff Inc., a Nevada corporation (“Parent”), subject to the direction and control of the Chief Executive Officer of the Company; and

(b) Performing all duties incident to the office of Chief Technology Officer of the Company and Parent and such other duties as may be prescribed from time to time by the Chief Executive Officer of the Company.

3. Compensation. In consideration for the Services, the Company shall pay to the Consultant an annual consulting fee of fifty thousand U.S. Dollars ($50,000) plus V.A.T (if applicable) (the “Consulting Fee”), payable in equal monthly installments, on or prior to the ninth (9th) day following Consultant’s delivery of an invoice to the Company. Payments will be in Israeli Shekels (IS) according to the official IS-US$ exchange rate as published by the Bank of Israel on the date of payment at www.bankisrael.gov.il. Consultant shall be eligible to receive an annual cash bonus up to 25% of the Consulting Fee, as determined by the Parent’s Board of Directors (the “Parent Board”), payable within ninety (90) days after the end of the fiscal year of Parent for which the bonus is earned, which shall be based upon performance criteria established by the compensation committee of the Parent Board. Subject to the availability of options under Parent’s option plan, on the Effective Date, the Company shall cause Parent, subject to approval by the Parent Board, to grant to Consultant options to purchase 50,000 shares of Parent’s common stock, which shall vest in substantially equal installments on the first, second and third anniversaries of the Effective Date all in accordance with an option agreement to be entered into between Parent and Consultant. Additionally, on the Effective Date, the Company shall cause Parent, subject to approval by the Parent Board, to grant to Consultant 300,000 restricted shares of Parent’s common stock, vesting in equal amounts on the first, second and third anniversaries of the date of grant. From and after the tenth (10th) day following Parent’s consummation of a round of financing providing Parent with gross proceeds in excess of $6,000,000, the Consulting Fee shall automatically increase to one hundred twenty thousand U.S. Dollars ($120,000).

4. Expenses. If in connection with the performance of the Services, the Consultant incurs reasonable out-of-pocket costs for expenses for travel, meals and lodging or other reasonable expenses of a type for which other providers of professional services to the Company would be reimbursed by the Company, the Consultant shall be entitled to reimbursement therefor by the Company in accordance with the reasonable standards and procedures established by the Company and communicated to the Consultant. Consultant shall be entitled to use a Company car pursuant to the terms and conditions of the Company’s car policy as adopted by the Company and may be amended by the Company from time to time in the Company’s discretion (the “Car Policy”). The Company shall make a gross-up payment to Consultant for any tax liability incurred by Consultant with respect to the car’s “value equivalent” (the value of the car usage) for tax purposes as updated from time to time. Subject to applicable law, in the event that Consultant fails to timely pay any fines, penalties, costs or other obligations in respect of the car (excluding any costs and payments which are borne by the Company pursuant to the terms of the Car Policy), the Company shall be entitled to pay such fines, penalties, costs or other obligations and to deduct such costs from the Consulting Fee.

5. Termination.

(a) Voluntary Termination by Consultant:

(i) Without Good Reason. If Consultant voluntarily terminates the Engagement during the Period of Engagement (other than in connection with a Change in Control or for Good Reason), provided that he provides prior written notice to the Company according to Israeli law, then the Company shall be required to pay Consultant any unpaid or unreimbursed expenses incurred in accordance with this Agreement, including amounts due under Section 3, to the extent incurred during the Period of Engagement and other payments to which Consultant is entitled to receive according to Israeli law (collectively, “Accrued Obligations”), and the Company shall not have any further obligations to Consultant.

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(ii) With Good Reason. If Consultant voluntarily terminates the Engagement during the Period of Engagement for Good Reason, then (A) the Company shall pay Consultant an amount equal to his then-current Consulting Fee and the value of all Accrued Obligations, payable in installments consistent with the Company’s normal payroll schedule over the six (6)-month period immediately following the effective date of such termination, and (B) all unvested options granted to Consultant shall immediately vest and become exercisable on the date of such termination (the amounts and benefits specified in clauses (A) and (B), together, the “Termination Benefits”). For purposes of this Agreement, “Good Reason” means any of the following: (a) a material diminution in Consulting Fee (unless consented to by Consultant); or (b)  any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless Consultant’s termination of the Engagement for Good Reason occurs within three (3) months following the initial existence of one of the conditions specified in the immediately preceding clauses (a) and (b), Consultant provides the Company with written notice of the existence of such condition within fifteen (15) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(b) Premature Termination by the Company or Expiration of the Period of Engagement Without Renewal. If the Company terminates the Engagement during the Period of Engagement for any reason other than a termination subject to Section 5(c) (Termination Following a Change in Control) or Section 5(d) (Termination for Cause), or if the Period of Engagement expires and is not renewed by the Company, other than the Company’s failure to renew the Period of Engagement for Cause (as defined below), then Consultant will be entitled to receive the Termination Benefits.

(c) Termination Following a Change in Control. If either (a) the Company or its successor terminates the Engagement within the twelve (12)-month period immediately following a Change in Control or (b) Consultant voluntary terminates the Engagement for Good Reason within the twelve (12)-month period immediately following a Change in Control, then (A) Consultant will be entitled to receive a lump-sum payment equal to the greater of (i) his Consulting Fee for six months and (ii) his Consulting for the remainder of the then unexpired Period of Engagement, and (B) all unvested stock options and restricted stock granted to Consultant will immediately vest and become exercisable. This amount is subject to reduction so that the total amount of payments or benefits provided to Consultant under his employment agreement or any benefit plans or agreements will not constitute an “excess parachute payment” under the Internal Revenue Code

(d) Termination for Cause. The Company may terminate the Engagement and the Period of Engagement for Cause. “Cause” shall mean:(i) a material violation by Consultant of any applicable material law or regulation respecting the business of the Company; (ii) Consultant being found guilty of a felony or an act of dishonesty in connection with the performance of the Services, or which disqualifies Consultant from serving as an officer or director of the Company or Parent; (iii) the willful or negligent failure of Consultant to perform the Services in any material respect after receipt of written notice from the Parent Board and a thirty (30)-day period to cure; (iv) the willful or negligent failure of Consultant to obey the lawful directives of the Parent Board after receipt of written notice from the Parent Board and a ten (10)-day period to cure; and (v) to the extent permitted by applicable law, the development by Consultant of any drug, alcohol or other substance abuse problems, or the commission of a crime involving moral turpitude. Upon the Company’s termination of the Engagement and the Period of Engagement for Cause, Consultant shall be entitled to receive from the Company only the Accrued Obligations.

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6. Certain Defined Terms. As used in this Agreement:

(a) “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) “Change in Control” shall mean: (i) the acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding Parent, and any “subsidiary” or “parent” of Parent, or any employee benefit plan of Parent or the Company) of a sufficient number of shares of common stock, par value $0.001 of Parent (“Parent Common Stock”), or securities convertible into Parent Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving Parent or any “parent” or “subsidiary” of Parent, to constitute actual or beneficial owner of 51% or more of Parent Common Stock; (ii) any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of Parent or of any “subsidiary” of Parent to a Person described in the immediately preceding clause (i), but only if such transaction occurs without approval or ratification by a majority of the members of the Parent Board; or (iii) during any fiscal year of Parent, individuals who at the beginning of such year constitute the Parent Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

7. Nonsolicitation. In consideration for the Consulting Fee, the Consultant hereby covenants and agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, the Consultant shall not directly or indirectly (including, without limitation, any action by any corporation, partnership or other entity for which the Consultant acts as officer, employer, or consultant or in which the Consultant directly or indirectly holds a shareholder or other ownership position greater than two percent (2%)) offer employment to, hire, engage or assist another in offering employment to, hiring or engaging (without regard to whether it would be in competition with the Company’s business) person who is or was an employee or who performed similar services of or for the Company or Parent at any time during the then preceding twelve (12) month period or undertake any business with or solicit the business of any person, firm or company who shall have been a customer of the Company or Parent during the then preceding twelve (12) month period, in any such case without the prior written consent of the Company.

8. Confidential Information; Intellectual Property.

(a) Confidentiality.

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(i) The Consultant will not at any time (whether during or after Period of Engagement) (x) retain or use for the benefit, purpose or account of the Consultant or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or Parent (other than its professional advisers who are bound by confidentiality obligations), any of the Company’s or Parent’s non public, proprietary or confidential information, including, without limitation trade secrets, know how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company or Parent, their respective subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or Parent on a confidential basis (such information, irrespective of form of or the media on which such information is stored “Confidential Information”) without the prior written authorization of the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the public other than as a result of the Consultant’s breach of this Agreement or any breach of any other confidentiality obligations by third parties; (b) made legitimately available to the Consultant by a third party without such third party’s breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that the Consultant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by applicable law, the Consultant shall not disclose to any Person, other than the Consultant’s immediate family and the Consultant’s legal or financial advisors, the existence or contents of this Agreement; provided, that the Consultant may disclose to any prospective future employer the provisions of Section 7 and this Section 8 provided they agree to maintain the confidentiality of such terms. Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; however, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv) Upon termination of this Agreement, the Consultant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or Parent or their respective subsidiaries or affiliates; (y) immediately destroy, delete or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Consultant’s possession or control (including, without limitation, any of the foregoing stored or located in the Consultant’s office, home, laptop or other computer, whether or not the Company property) that contain Confidential Information or otherwise relate to the business of the Company or Parent or their respective affiliates and subsidiaries, except that the Consultant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Consultant is or becomes aware.

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(b) Intellectual Property.

(i) If the Consultant creates, invents, designs, develops, contributes to or improves any works, either alone or with third parties, at any time during the Period of Engagement with the use of any of the Company’s or Parent’s resources (“Company Works”), the Consultant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company and Parent to the extent ownership of any such rights does not vest originally in the Company or Parent.

(ii) the Consultant agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all the Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) the Consultant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s or Parent’s rights in the Company Works. If the Company is unable for any other reason to secure the Consultant’s signature on any document for this purpose, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and in the Consultant’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) the Consultant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or Parent any confidential, proprietary or non public information or intellectual property relating to a former employer or third party without the prior written permission of such third party. The Consultant hereby indemnifies, holds harmless and agrees to defend the Company, Parent and their respective officers, directors, partners, employees, agents and representatives from each breach of the foregoing covenant. The Consultant shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Consultant acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Consultant remains at all times bound by their most current version.

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9. No Employment Relationship Created. The relationship between the Company and the Consultant shall be that of client and independent contractor. The Company shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. The Consultant shall be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes. The Consultant shall be responsible for payment of all taxes, including federal, state and local taxes, arising out of the Consultant’s activities in accordance with this Agreement, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation. The Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. The Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or Parent. The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company, Parent or any of their respective subsidiaries to their respective employees.

10. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Consultant, the Consultant’s legal representatives and testate or intestate distributees, and the Company, and its successors and permitted assigns, including, in the case of the Company, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred. The Consultant may not assign any of his rights under this Agreement without the prior written consent of the Company; provided, however, that Consultant may assign all or a part of Consultant’s rights and obligations hereunder to a controlled entity, provided, that (i) the Controlled Entity joins as a party to this Agreement by executing a counterpart signature page hereto, pursuant to which such Controlled Entity shall agree to be bound by the provisions thereof, (ii) the Controlled Entity shall at all times after such assignment employ or otherwise retain the services of Consultant, (iii) Consultant shall remain bound by and subject to Section 7 and Section 8, (iv) the Services shall be rendered by the Controlled Entity only through Consultant and (v) the Company shall incur no additional cost or expense due to such assignment. For purposes of this Agreement, “Controlled Entity” means a Person wholly owned by Consultant and/or members of Consultant’s immediate family.

11. No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. No waiver of any provision of this agreement shall be effective unless set forth in a writing executed by the party against whom enforcement is sought. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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13. Modification. This Agreement may be amended only by a written agreement executed by both parties.

14. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

(a) if to the Company, to:

Eyekon E.R.D LTD.

35 Jabotinski

Ramat Gan 52511

Attention: President

(b) if to Consultant, to:

Ram Shaffir

7 Yaakov Cohen Apt #3

Ramat Hasharon 4721332

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered; (y) if mailed in the manner provided in this Section, five (5) business days after deposit with the Israeli post; or (z) if delivered by overnight express delivery service, on the next business day after deposit with such service.

15. Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Consultant hereby agrees that such scope may be judicially modified accordingly.

17. Counterpart; Facsimile Signatures. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile or other electronically transmitted signatures shall be deemed originals for all purposes of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, as of the day and year first above written.

EYEKON E.R.D LTD.

By: /s/ Nimrod Madar_________

Its: Chief Executive Officer_____

CONSULTANT

By: /s/ Ram Shaffir___________

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